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EXHIBIT 10.2.6

                        THE DOE RUN RESOURCES CORPORATION
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146


                             As of January 15, 1999

Participant
_ Doe Run Resources Corporation
1801 Park 270 Drive, Suite 300
St. Louis, MO 63146

         RE:  SECOND AMENDMENT TO NET WORTH APPRECIATION AGREEMENT

Dear Participant:

         This will confirm the understanding of this Corporation (the "Company") with you with respect to our agreed amendments to your Net Worth Appreciation Agreement dated April 7, 1994 as amended March 12, 1998 (which, among other things, transferred that Agreement from DR Acquisition Corp. to this Company (collectively, the "Agreement")).

         As you know, our parent company, The Renco Group, Inc. ("Renco"), has elected to become, for Federal Internal Revenue Code purposes, a subchapter S corporation (instead of a subchapter C corporation), effective with its fiscal year beginning November 1, 1998, and has designated this Company and its subsidiaries as qualified subchapter S subsidiaries (the "S election"). This designation is also applicable for those states which recognize such election. This letter is intended to set forth our understanding as to the changes in the Agreement intended to accommodate such election.

         It is the intent of the parties to the Agreement that the S election not alter the benefits payable under the Agreement; therefore we agree as follows:

         A. For purposes of calculating the benefits payable under the Agreement, the Company will continue to calculate Federal corporate income taxes and the corporate income taxes for those jurisdictions in which the Company and its subsidiaries do business, for fiscal periods beginning on or after November 1, 1998, as if this Company and its subsidiaries had continued to have C corporation status, under the Federal Internal Revenue Code and under state and local tax laws, in accordance


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with the provisions of generally accepted accounting principles and the Internal
Revenue Code and regulations thereunder and under state and local tax laws applicable to C corporations as from time to time in effect ("C Status"). Such tax calculations will include calculations of current and deferred tax expense or benefit and current and non-current tax assets and liabilities ("C Taxes") and the differences ("Tax Differences") between the C Taxes and the taxes as recorded by the Company and its subsidiaries while being designated a qualified subchapter S subsidiary ("S Taxes").

         Cumulative Income Statement Tax Difference shall be the cumulative difference in income tax expense or benefit between the calculation of the C Taxes and S Taxes, in each case calculated for the tax periods beginning on or after November 1, 1998 and through the end of the calculation period. Cumulative Cash Flow Tax Difference shall be the cumulative difference in income tax payments, net of refunds, between the calculation of the C Taxes and S Taxes in each case made after November 1, 1998 or, which would be in the case of C Taxes, or are in the case of S Taxes, immediately due and payable contemporaneously with the payment of any Distributions, as defined below. A dividend or management fee or any other form of distribution in excess of $2,400,000 annually to The Renco Group, Inc. ("Renco") or an affiliate, other than a subsidiary of the Company, shall be called a "Distribution".

         In connection with the annual audit of the financial statements of the Company, the Company's Board of Directors will require that the independent public accountants issue a special report indicating their agreement with the Tax Differences.

         B. Any payment due to you under Paragraph 2 of the Agreement (the "Termination Benefit") shall be (A) __% of the net worth increment, as defined, less (B) __% of the Cumulative Income Statement Tax Difference (the calculation period shall end at the end of the Company's fiscal quarter immediately preceding your date of termination) and excluding such Cumulative Income Statement Tax Difference to the extent equal to Cumulative Cash Flow Tax Difference utilized in calculating an Additional Compensation Benefit under Paragraph 4(a).

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         C. Any payment due to you under Paragraph 4(a) of the Agreement in regard to Distributions paid by the Company (the "Additional Compensation Benefit"), shall be (A) the excess of __% of the cumulative Distributions paid by the Company subsequent to November 1, 1998 over __% of any positive Cumulative Cash Flow Tax Difference less (B) the amount of Additional Compensation Benefit previously paid to you under Paragraph 4(a) subsequent to November 1, 1998.

         D. Any payment due to you under Paragraph 4(b) of the Agreement (the "Sale Proceeds Benefit"), shall be (A) __% of any net proceeds, as defined, plus (B) __% of the cumulative Distributions paid by the Company subsequent to November 1, 1998, less (C) __% of the Cumulative Income Statement Tax Difference through the date of sale, and less (D) the amount of any Additional Compensation Benefits previously paid to you under Paragraph 4(a) subsequent to November 1, 1998.

         E. As amended hereby, the Agreement shall continue in full force and effect. Please confirm that the foregoing correctly sets forth our understanding by signing and returning the enclosed duplicate of this letter.

                                     Very truly yours,

                                     THE DOE RUN RESOURCES CORPORATION



                                     ---------------------------------
                                     Ira Leon Rennert
                                     Chairman of the Board

Accepted and Agreed to:


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Participant


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